Exhibit 3.1

OAKTREE REAL ESTATE INCOME TRUST, INC.

ARTICLES SUPPLEMENTARY

Oaktree Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.1 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 125,000,000 authorized but unissued shares of Class D common stock, $0.01 par value per share, of the Corporation as shares of a new Class C common stock, $0.01 par value per share (the “Class C Common Shares”), of the Corporation, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article IV or Article V of the Charter, as appropriate, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class C Common Shares

(1)     Authorized Shares. Of the total number of authorized Common Shares, 125,000,000 shares are shares of Class C common stock (the “Class C Common Shares”).

(2)     Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Class C NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class C Common Shares, determined as described in the Prospectus, divided by the number of outstanding Class C Common Shares.

“Class C Conversion Rate” shall mean the fraction, the numerator of which is the Class C NAV Per Share and the denominator of which is the Class I NAV Per Share.

(3)     Conversion of Class C Common Shares. Each Class C Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class C Conversion Rate on the earliest of (a) a Listing of Class I Common Shares and (b) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets.

(4)     Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class C Common Shares will automatically convert to Class I Common Shares at the Class C Conversion Rate. Following such conversion, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares, which will include all converted Class C Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

SECOND: The Class C Common Shares have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of February, 2021.

ATTEST:	OAKTREE REAL ESTATE INCOME TRUST, INC.

/s/ Brian Price	By:	/s/ Manish Desai
Name: Brian Price		Name: Manish Desai
Title: Secretary		Title: President